Shareholder UPDATE
Annual Meeting Results
An annual meeting of the Funds shareholders was held on September 5, 2002. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The Funds preferred shareholders elected the
following directors:
                           Shares  Shares Withholding
                         Voted For  Authority to Vote
Roger A. Gibson............ 294             0
Leonard W. Kedrowski....... 294             0

2. The Funds preferred and common shareholders,
voting as a class, elected the following directors:
                              Shares     Shares Withholding
                             Voted For    Authority to Vote
Andrew M. Hunter III(a)..... 3,351,292        75,154
John M. Murphy, Jr. ........ 3,355,743        70,703
Richard K. Riederer ........ 3,352,841        73,605
Joseph D. Strauss........... 3,351,841        74,605
Virginia L. Stringer ....... 3,351,292        75,154
James M. Wade............... 3,346,341        80,105
(a)Andrew M. Hunter III tendered his resignation from the board of directors, effective December 2002.

3. The Funds preferred and common shareholders,
voting as a class, ratified the selection by a majority
of the independent members of the Funds board of
directors of Ernst & Young LLP as the independent
public accountants for the Fund for the fiscal year
ending December 31, 2002. The following votes
were cast regarding this matter:
   Shares       Shares                        Broker
 Voted For   Voted Against   Abstentions     Non-Votes
 3,362,333      25,788         38,619            -

4. The Funds preferred and common shareholders,
voting as a class, approved a plan of liquidation
and dissolution for the Fund, providing for the sale
of all of the assets of the Fund and the distribution
of the proceeds to Fund shareholders on or shortly
before April 15, 2003. The following votes were
cast regarding this matter:
  Shares        Shares                       Broker
 Voted For   Voted Against    Abstentions   Non-Votes
 1,942,826      77,739          68,216      1,337,712